EXHIBIT 11.1

                Statement re: Computation of per share earnings

                                                         Nine Months Ended

                                                   03/31/97           03/31/96
                                                   --------           --------

Common Stock ..............................        2,778,500          2,126,818

Common Stock Equivalents
Dilutive Stock Options ....................        -0-                      -0-

Common Stock Equivalents
Dilutive Stock Warrants ...................        -0-                      -0-

Weighted Average Shares and
Common Stock Equivalents ..................        2,778,500          2,126,818
                                                   =========         ==========
Earnings Per Common Share
Net Income ................................            (0.17)             (0.95)
                                                   =========         ==========

                                                        Three Months Ended

                                                     03/31/97          03/31/96
                                                     --------          --------
Common Stock ..............................         3,066,563         2,149,175

Common Stock Equivalents
Dilutive Stock Options ....................         -0-               -0-

Common Stock Equivalents
Dilutive Stock Warrants ...................         -0-               -0-

Weighted Average Shares and
Common Stock Equivalents ..................         3,066,563         2,149,175
                                                    =========        ==========
Earnings Per Common Share
Net Income ................................              0.07             (0.56)
                                                    =========        ==========

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